AGREEMENT FOR PERSONAL CONSULTING SERVICES
     AGREEMENT effective October 29, 2005, between Parker Drilling Company Management Services, Inc., a company organized and existing under the laws of the State of Texas (hereinafter “COMPANY”), and James W. Whalen, an individual residing in Houston, Texas (hereinafter “CONSULTANT”).
     WHEREAS, the CONSULTANT has elected to resign from his current position as Senior Vice President & Chief Financial Officer;
     WHEREAS, the COMPANY desires to retain CONSULTANT’s services as a board member and as a consultant to assist with special projects; and
     WHEREAS, the CONSULTANT is willing to provide consulting services to the COMPANY in accordance with the terms of this Agreement;
     NOW, THEREFORE, in consideration of the mutual promises herein contained, COMPANY and CONSULTANT agree as follows:
1.	Scope of Service
(a)	CONSULTANT has been retained by the COMPANY as a special assistant to the President and Chief Executive Officer.

(b)	During the term of this Agreement, CONSULTANT shall, to the best of CONSULTANT’s ability and skill, render to COMPANY personal consulting services on special projects as requested by the President/CEO from time to time, including without limitation:
(i)	Resolution of issues relating to the Split Dollar Agreement between the COMPANY and The Robert L. Parker Trust;

(ii)	Corporate restructure of the COMPANY;

(iii)	Completion of asset sale program;

(iv)	Development and consummation of acquisitions;

(v)	Assist CEO in strategic planning and career planning;

(vi)	Assist CEO with management/board relations; and

(vii)	Implementation of Hyperion.

(c)	During the term of this Agreement, CONSULTANT agrees not to perform services, directly or indirectly, of any kind for a company engaged in the business of oil and gas drilling or any other company or person directly or indirectly in competition with COMPANY or any subsidiary, parent or affiliate of COMPANY.
2.	Compensation
(a)	In consideration for CONSULTANT’s services to COMPANY for the period beginning October 27, 2005 and continuing through December 1, 2006, COMPANY agrees to:
(i)	pay CONSULTANT an amount equal to the ICP distribution for 2005 that CONSULTANT would have otherwise been entitled to receive under the terms of CONSULTANT’s current employment contract had CONSULTANT remained as an employee of the COMPANY through the date on which such distribution is made,

(ii)	allow CONSULTANT to retain his stock options and restricted stock grants as a director of the COMPANY, which stock options and restricted stock grants shall continue to vest and expire in accordance with terms and conditions of the respective award agreements applicable to each stock option award and restricted stock grant, and

(iii)	provide continuing medical coverage to CONSULTANT in accordance with existing medical coverage through December 31, 2005.
(b)	For the period from and after December 31, 2006, until such time as this Agreement is terminated, CONSULTANT’s compensation shall be as mutually agreed between the COMPANY and CONSULTANT.

(c)	In addition to the above compensation, COMPANY will reimburse CONSULTANT for all out of pocket expenses incurred consistent with Company’s policies on reimbursement of business expenses.
CONSULTANT will submit an itemized statement of expenses to COMPANY on a monthly basis for costs incurred incidental to the performance of his duties as a CONSULTANT.

CONSULTANT will also be provided with office access, computer, cellphone, blackberry and other reasonable support services during the period of this agreement.

3.	Term

This Agreement shall commence as of the date hereof and shall continue in effect through December 31, 2006; provided, it shall be extended thereafter by mutual agreement of the parties.

4.	Independent Contractor
(a)	The status of CONSULTANT shall be that of an independent contractor and CONSULTANT shall not be eligible for participation in benefit plans offered by COMPANY to its employees.

(b)	COMPANY acknowledges and agrees that CONSULTANT may engage directly or indirectly in other businesses and ventures, not otherwise proscribed by this Agreement.

(c)	CONSULTANT shall be solely responsible for satisfaction of all tax obligations with regard to compensation earned pursuant to this Agreement, and agrees to hold COMPANY harmless from any liability for unpaid taxes or penalties in conjunction with earnings hereunder.
5.	Confidentiality

COMPANY may provide CONSULTANT with confidential information, and/or trade secrets, including but not limited to, customer lists, pricing information, technical data, market surveys, reports and documents considered by COMPANY to constitute proprietary information. CONSULTANT shall maintain such information confidential and shall not disclose same to any person or use same in operation of any business or the performance of services for others without first obtaining written consent from COMPANY.

6.	Limitation of Liability/Indemnity

CONSULTANT represents and warrants that he will provide COMPANY with professional services to assist the COMPANY with special project as described herein. CONSULTANT makes no representations or warranties as to the results to be obtained from utilization of his services for which COMPANY assumes sole responsibility.

COMPANY shall defend, indemnify and hold CONSULTANT harmless from and against any claims, actions or causes of action that are brought against CONSULTANT by any person arising out of his performance of his duties as a CONSULTANT.

7.	No Assignment or Subcontracting

CONSULTANT shall not assign or subcontract in whole or in part any of the services to be furnished under this Agreement nor shall CONSULTANT assign any payment due or to become due hereunder from COMPANY without the prior written consent of the COMPANY.

8.	Entire Agreement

The promises and representations contained herein shall constitute the sole agreement between the parties and shall cancel and supersede any prior agreements between the parties.

9.	Governing Law

This Agreement shall be governed and interpreted in accordance with the laws of the State of Texas, not including any choice-of-law rule of the State of Texas, which may direct or refer any such interpretation to the laws of any other state or county.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PARKER DRILLING MANAGEMENT SERVICES, INC.
By:	/s/ David W. Tucker
	Name:	David W. Tucker
	Title:	President
	Date:	October 29, 2005

JAMES W. WHALEN
/s/ James W. Whalen
Date: October 29, 2005